UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________

FORM 8-K

CURRENT REPORT
_____________________

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 2, 2008

RESIDENTIAL CAPITAL, LLC
(Exact name of registrant as specified in its charter)

Delaware	0-51438	20-1770738
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Meridian Crossings
Minneapolis, Minnesota
55423
(Address of principal executive offices)
(Zip Code)

(952) 857-8700
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencements communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On June 1, 2008, GMAC LLC and Residential Capital, LLC (“ResCap”) entered into an amendment to the Loan and Security Agreement, dated as of April 18, 2008 (the “MSR Facility”), among GMAC LLC, as lender, and Residential Funding Company, LLC (“RFC”) and GMAC Mortgage, LLC, as borrowers. The amendment to the MSR Facility increases the maximum facility amount from $750 million to $1.2 billion and increases the advance rate from 50% to 85%. The other terms and provisions of the MSR Facility will remain unchanged. The collateral securing the MSR facility is not part of the primary collateral securing the proposed senior secured credit facility with GMAC or the new notes being offered in ResCap’s private exchange offers. ResCap expects to draw approximately $450 million under the amended MSR Facility on June 3, 2008.

Item 8.01  Other Events

GMAC Financial Services and its wholly-owned mortgage subsidiary, ResCap, have outlined a series of initiatives aimed at stabilizing the liquidity position of the mortgage unit and pursuing sufficient funding to operate the business to comply with covenants in its finance agreements. The initiatives include extending near-term debt maturities, refinancing credit facilities, extending new facilities and the sale of assets.

GMAC and ResCap have been working with their banking partners on plans to refinance various credit lines at both companies. The companies are currently in the process of finalizing the credit facilities and expect to announce details shortly.

In May, ResCap launched private debt tender and exchange offers to extend near-term maturities and provide financial flexibility. Interim results of the exchange were announced on May 21, 2008 and reflected approximately 80% of notes tendered maturing 2008 - 2009 and approximately 63% of notes tendered maturing 2010 - 2015. In addition, GMAC has announced that it is in negotiations to provide ResCap with a new $3.5 billion senior secured credit facility.

Moreover, GMAC and ResCap have reached an agreement for GMAC to contribute to ResCap approximately $250 million principal amount of ResCap’s Floating Rate Notes due June 2008, in exchange for additional ResCap preferred units, which are exchangeable at GMAC’s option at any time after January 1, 2009, subject to certain conditions, into preferred units of IB Finance Holdings, LLC, the owner of GMAC Bank. GMAC also tendered approximately $93 million principal amount of ResCap’s 8.125% Notes due 2008, in exchange for new notes.

As previously disclosed, in order to satisfy its liquidity needs and comply with anticipated covenants to be included in new debt agreements requiring maintenance of minimum cash balances, ResCap believed it was required to consummate in the near term certain asset sales or other capital generating actions over and above its normal mortgage finance activities and previously budgeted asset sales to provide additional cash of approximately $600 million by June 30, 2008. In addition to such amount, ResCap now estimates that it may require additional cash of up to approximately $1.4 billion to meet its near term liquidity needs based upon internal cash forecasts targeting sufficient cash surpluses and to satisfy its anticipated cash covenants. The additional cash requirement is primarily the result of the inability to consummate certain asset sales, due to adverse conditions, aggregating approximately $1.3 billion, which were previously included in its liquidity forecast and expected to be completed by June 30, as well as other factors (including the adverse movement of hedge collateral, decreases in advance rates under certain of our bilateral facilities and fees in connection with the amendment and extension of our bilateral facilities). There can be no assurance that ResCap’s liquidity needs will not be greater or less than currently anticipated as a result of additional factors and events. If liquidity needs are greater, ResCap may be unable to independently satisfy its near-term liquidity requirements.

Due to these increased near-term liquidity needs, and as part of its refinancing activities, ResCap has reached agreements in principle with GMAC LLC or its designee(s) (“GMAC”) and Cerberus Capital Management, L.P. or its designee(s) (“Cerberus”) to undertake, in addition to the recent amendment to the MSR Facility, the transactions described below in order to satisfy such liquidity needs, as well as provide additional cushion.

(a)    GMAC has agreed to acquire 100% of ResCap’s resort finance business, including its subsidiary, RFC Resort Funding, LLC (collectively, the “Resort Finance business”), for a cash purchase price equal to the fair market value of the business. The Resort Finance business is not part of the primary collateral securing the proposed senior secured credit facility with GMAC or the notes being offered in ResCap’s private exchange offers. The initial purchase price will be equal to 90% of the net book value of the Resort Finance business at closing, less outstanding indebtedness under both the related GMAC secured credit facility and a third-party credit facility funding the Resort Finance business as of such date. On June 3, 2008, ResCap will receive an initial deposit of $250 million, representing approximately 73.5% of the net book value of the Resort Finance business. The fair market value of the Resort Finance business will be determined by one or more independent, third-party valuations. If the fair value is independently determined to be greater or less than the net book value of the business, GMAC and ResCap will promptly settle the difference between such amounts. As of April 30, 2008, the net book value of the Resort Finance business was $1,445 million; and, as of May 30, 2008, outstanding indebtedness under the GMAC secured credit facility was $730 million and outstanding indebtedness under the third-party credit facility was $375 million. The purchase agreement will contain representations, covenants and indemnities that are customary for similar types of transactions and consummation of the purchase of the Resort Finance business is subject to customary closing conditions. This transaction is expected to close within 15 business days following the date ResCap receives the initial deposit of $250 million.

(b)    RFC and GMAC Commercial Finance, LLC (“GMAC CF”) have agreed to enter into a Receivables Factoring Facility (the “Receivables Facility”), pursuant to which certain receivables due from mortgagors with respect to which RFC has made servicing advances will be purchased by GMAC CF from RFC on a non-recourse basis, excluding collection services. The servicing advances are part of the primary collateral securing the proposed senior secured credit facility with GMAC and the new notes being offered in ResCap’s private exchange offers, and the proceeds from the Receivables Facility would be reinvested in additional servicing advances that would be primary collateral. The maximum aggregate amount of receivables to be purchased pursuant to the Receivables Facility will be equal to the lesser of (1) $600 million and (2) the aggregate amount of eligible receivables less a commercially reasonable discount rate and reserves. The Receivables Facility will mature one year from closing, subject to early termination for customary events of default. The Receivables Facility contains representations, covenants and indemnities that are customary in similar facilities and is subject to customary closing conditions. This transaction is expected to close no later than June 15, 2008, and $500 million of receivables is expected to be sold in June 2008.

(c)    Cerberus has committed to purchase certain assets of ResCap with a carrying value of approximately $475 million for consideration consisting of $225 million in cash (the “Cash Amount”) and a Series B junior preferred membership interest in a newly-formed entity (“Newco”), which will not be a subsidiary of ResCap and the managing member of which will be an affiliate of Cerberus. Newco would purchase from ResCap model home assets of each of GMAC Model Home Finance, LLC, KBOne, LLC, LENOne, LLC, GMCMTH, LLC and WPSHOne, LLC through an acquisition of the equity of such entities and, if any such assets are not reasonably acceptable to Cerberus, such other assets as may be mutually acceptable (collectively, the “Subject Assets”). To the extent that the Subject Assets include model home assets, such assets are part of primary collateral securing the proposed senior secured credit facility with GMAC and the new notes being offered in ResCap’s private exchange offers, but the proceeds of which are subject to certain exceptions from the asset sale covenant under the proposed indentures governing the new notes. If the Subject Assets are primary collateral, then, subject to the exceptions from the asset sale covenant, the sale proceeds would be applied in compliance with such indentures.

For purposes of financing Newco’s purchase of the Subject Assets, Cerberus will enter into a term loan with Newco in a principal amount equal to the Cash Amount. The term loan would bear interest at a rate of 15% per annum and would compound quarterly to the extent not paid in cash. The term loan would mature on June 30, 2013 and be secured by a pledge of all of the assets of Newco.

Cerberus will receive all of the Series A preferred membership interests of Newco in an aggregate amount equal to $10,000, plus all amounts contributed to Newco by Cerberus following the closing to fund expenses associated with the Subject Assets and their disposition. The Series A senior preferred membership interests would be entitled to a preferred return equal to the difference between (I) the greater of (x) 20% of the Cash Amount and (y) a 20% per annum return on the aggregate amount of the initial $10,000 investment, the Cash Amount and any additional capital contributions by Cerberus to Newco, compounded annually, and (II) the interest paid on the term loan. Cerberus would also receive all of the common membership interests of Newco.

The Series B junior preferred membership interest will be issued to ResCap with a liquidation preference equal to the difference (but not greater than $250 million) between the net book value at closing of the Subject Assets, as set forth in the books of ResCap, and the Cash Amount, which liquidation preference would increase by a preferred return of 20% per annum, compounded annually. After payment in full of the term loan, the holders of the Series A senior preferred membership interests will be entitled to receive all distributions from Newco (whether from interest or principal payments, sale of assets or upon liquidation) prior to any distributions on the Series B junior preferred membership interests or any other membership interests. Following payment of the return of the Series A senior preferred membership interests, ResCap would be entitled to receive full payment of the liquidation preference of the Series B junior preferred membership interests and then Cerberus, as holder of the common membership interests, would be entitled to receive any remaining surplus.

ResCap will pledge all of the Series B junior preferred membership interests to secure the proposed senior secured credit facility with GMAC and the new notes being offered in ResCap’s private exchange offers.

Newco will be committed to effectuate the orderly sale of the Subject Assets in arms-length transactions through the retention of nationally recognized brokers. The Subject Assets would be sold through an auction process or such other process as recommended by such brokers, and all sales of the Subject Assets would be subject to the approval of Newco’s managing member.

Cerberus’ commitment is subject to customary closing conditions, including the consummation of ResCap’s private debt tender and exchange offers. This transaction is expected to close by June 5, 2008.

(d)    Cerberus has committed to purchase certain assets of ResCap at ResCap’s option consisting of performing and non-performing mortgage loans and mortgage-backed securities for net cash proceeds of $300 million. ResCap will commence identifying the assets proposed to be sold to Cerberus. If Cerberus disputes that the fair market value of such identified assets is at least $300 million, ResCap may designate additional performing and non-performing mortgage loans and mortgage-backed securities for sale to Cerberus. If requested by ResCap within 10 days following the sale of such assets to Cerberus, Cerberus would then sell such assets pursuant to an auction process, which in ResCap’s discretion may be on an “As Is, Where Is” basis, and the auction sale of such assets will be consummated within 30 days following the asset sale to Cerberus. To the extent that such assets are sold pursuant to such auction process for more than $300 million in net cash proceeds, Cerberus will make an equity contribution to ResCap of the excess amount, less the costs and expenses and net of taxes, if any, incurred by Cerberus in connection with such auction sale. Cerberus’ commitment is subject to customary conditions, including the receipt by ResCap of a fairness opinion from a nationally recognized investment banking, accounting or appraisal firm.

In addition, ResCap intends, but is not obligated, to undertake an orderly sale of certain assets of ResCap consisting of performing and non-performing mortgage loans and mortgage-backed securities (“Auction Assets”) in arms-length transactions through the retention of nationally recognized brokers. Cerberus has committed to make firm bids to purchase the Auction Assets for net cash proceeds of $650 million. ResCap will commence identifying the Auction Assets. If Cerberus disputes that the fair market value of such identified assets is at least $650 million, ResCap may designate additional performing and non-performing mortgage loans and mortgage-backed securities as Auction Assets. The Auction Assets would be sold pursuant to an auction process on an “As Is, Where Is” basis and such auction process would be conducted in such manner as recommended by such brokers. If ResCap elects to undertake auction sales of the Auction Assets, ResCap will conduct an auction on or prior to July 31, 2008 for certain of the Auction Assets and another auction on or prior to August 31, 2008 for the remaining Auction Assets. Cerberus’ commitment is subject to customary conditions, including the consummation of the sale of the Auction Assets on or prior to August 31, 2008.

ResCap has no obligation to undertake either of the “As Is, Where Is” auctions described above. The assets subject to such auction sales may or may not be primary collateral securing the proposed senior secured credit facility with GMAC and the new notes being offered in ResCap’s private exchange offers. To the extent that such assets are primary collateral, the proceeds from the sale of such assets would then be applied in compliance with the proposed indentures governing the new notes.

ResCap believes that each of the transactions described above complies with the proposed indentures governing the new notes being offered in ResCap’s private exchange offers as if such indentures were in effect and governing such transactions. The consummation of each of the transactions described above is subject to a number of conditions; accordingly, there is no assurance that all of the transactions will be consummated or that they will be consummated within the timeframes described above.

This current report contains forward-looking statements within the meaning of the federal securities laws. The use of the words “expect,” “anticipate,” estimate,” “forecast,” “initiative,” “objective,” “plan,” “goal,” “project,” “outlook,” “priorities,” “target,” “intend,” “evaluate,” “pursue,” “seek,” “may,” “would,” “could,” “should,” “believe,” “potential,” “continue,” or the negative of any of those words or similar expressions is intended to identify forward-looking statements. In particular, statements regarding ResCap’s plans, strategies, prospects and expectations regarding the above transactions are forward-looking statements. All forward-looking statements, including without limitation, statements about future events and financial performance, in this current report, other than statements of historical fact, involve certain risks and uncertainties. While these statements represent our current judgment on what the future may hold, and we believe these judgments are reasonable, these statements are not guarantees of any events or financial results, and ResCap’s actual results may differ materially due to numerous important factors that are described in the most recent reports on SEC Form 10−K for ResCap, each of which may be revised or supplemented in subsequent reports on SEC Forms 10−Q and 8−K. Many of these risks, uncertainties and assumptions are beyond ResCap’s control, and may cause actual results and performance to differ materially from its expectations.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 2, 2008

RESIDENTIAL CAPITAL, LLC

By:  /s/ James N. Young

James N. Young
Chief Financial Officer